Exhibit 5.1

_____________ Floor 4, Banco Popular Building PO Box 4467 Road Town, Tortola VG-1110 British Virgin Islands

D +1 284 852 6157
Nisun International Enterprise Development Group Co., Ltd. C9, 99 DANBA RD Putuo District P.R. China 300336	T +1 284 494 2423 E gwilliamson@campbellslegal.com campbellslegal.com Our Ref: 18383 - 34497 Your Ref: _____________
30 August 2024
CAYMAN | BVI | HONG KONG

Dear Sirs

NISUN INTERNATIONAL ENTERPRISE DEVELOPMENT GROUP CO., LTD

We have acted as British Virgin Islands legal counsel for Nisun International Enterprise Development Group Co., Ltd, a British Virgin Islands business company (the “Company”), in connection with the filing of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 988,000 Class A common shares, par value US$0.01 per share each in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2022 Equity Incentive Plan, as amended (the “Plan”)

In connection with rendering our opinion as set forth below, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of (i) the amended and restated memorandum and articles of association of the Company adopted by the Directors’ resolution dated May 2, 2023 and filed on May 17, 2023 (the “A&R Memorandum and Articles”), (ii) a certified certificate of incumbency issued by Vistra (BVI) Limited, the Company’s registered agent, dated 23 August 2024, and (iii) the written resolutions of the board of directors of the Company dated 22 August 2024 (the “Resolutions”) (collectively, together with the Registration Statement and the Plan, the “Documents”).

The following opinion is given only as to matters of British Virgin Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the British Virgin Islands. We have assumed that there is nothing under any law (other than the laws of the British Virgin Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the British Virgin Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the A&R Memorandum and Articles remain in full force and effect and are unamended and the authorized shares of the Company as set out in the A&R Memorandum and Articles have not been amended;

(d)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(e)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(f)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon, and subject to, the above assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1	The Company has been duly incorporated has been duly incorporated as a BVI business company, limited by shares under the BVI Business Companies Act 2004 (as amended) and is validly existing and in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands.

2	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

3	When issued, sold and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualifications:

1	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

2	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud).

3	To maintain the Company in good standing under the laws of the British Virgin Islands annual fees must be paid and annual returns made to the Registrar of Corporate Affairs.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form S-8 that is incorporated by reference in the Registration Statement). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

Campbells

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